Exhibit I to Distribution Plan (CFST) – Classes C and R

EXHIBIT I

COLUMBIA FUNDS SERIES TRUST

As of July 1, 2024

Funds	Class C Shares	Class R Shares
Columbia California Intermediate Municipal Bond Fund	N/A	N/A
Columbia Capital Allocation Moderate Aggressive Portfolio	0.75%	0.50%
Columbia Capital Allocation Moderate Conservative Portfolio	0.75%	0.50%
Columbia Convertible Securities Fund	0.75%	N/A
Columbia Large Cap Enhanced Core Fund	N/A	0.50%
Columbia Large Cap Growth Opportunity Fund	N/A	0.50%
Columbia Overseas Value Fund	0.75%	0.50%
Columbia Select Global Growth Fund	0.75%	0.50%
Columbia Select Large Cap Equity Fund	0.75%	0.50%
Columbia Select Mid Cap Value Fund	0.75%	0.50%
Columbia Short Duration Municipal Bond Fund	N/A	N/A
Columbia Short Term Bond Fund	0.55%*	N/A
Columbia Small Cap Index Fund	N/A	N/A
Columbia Small Cap Value Fund II	N/A	0.50%

*	Prior to August 1, 2021, Columbia Short Term Bond Fund’s Class C share Distribution Fee was 0.75%.